Allianz Variable Insurance Products Trust (the Trust)

Securities Transactions Executed During the Existence of an Underwriting Syndicate
(Pursuant to Section 10(f) of the Investment Company
Act of 1940 and Rule 10f-3 Thereunder)

As of the Quarter Ending: June 30, 2017

Transaction Information
Name of Purchasing Fund:AZL Enhanced Bond Index Fund

Name of Issuer:	The Sherwin-Williams Company (2027)

Cusip/Sedol/ISIN of Security Purchased:	824348AW6

Date of Transaction:	5/2/2017
Date Offering Commenced:	5/2/2017
Purchase Price/Unit:	$99.637
Underwriting Commission, Spread or Profit:	0.65%

Name of Underwriter from whom Purchased:
Citigroup Global Markets Inc.

Name of Affiliated Underwriter in syndicate (include page of term sheet listing syndicate members):
PNC Capital Markets LLC

# of Shares/Par Amount of Purchase in Fund:	385000

Principal Amount of Purchase in Fund:	$38,360,245

Aggregate Principal Amount of Purchase:	$50,000,000

Principal Amount of Total Offering:	$1,500,000,000

Conditions of 10f-3 Eligible Transaction

1) Timing and Price:	The securities are purchased
prior to the end of the first day on which any sales
are made, at a price that is not more than the price
paid by each other purchaser of securities in that
offering or in any concurrent offering of the
securities (except, in the case of an Eligible Foreign
Offering, for any rights to purchase that are required
by law to be granted to existing security holders of
the issuer), provided, however, that if the securities
are offered for subscription upon exercise of rights,
the securities shall be purchased on or before the
fourth day preceding the day on which the rights
offering terminates.	YES X	NO

2.a.) Security Type:	Registered Public Offering: The
securities are part of an issue which is registered
under the 1933 Act that is being offered to the public;
	YES X	NO

2.b.) Security Type:	Government Securities Offering:
The securities are part of an issue of government
securities, as defined in section 2(a)(16) of the 1940
Act;	YES	NO X

2.c.) Security Type:	Eligible Municipal Securities:
The securities are municipal securities, as defined in
section 3(a)(29) of the 1934 Act, that are sufficiently
liquid that they can be sold at or near their carrying
value within a reasonably short period of time and
either are subject to no greater than moderate credit
risk, or if the issuer of the municipal securities, or
the entity supplying the revenues or other payments
from which the issue is to be paid, has been in
continuous operation for less than three years,
including the operation of any predecessors, the
securities are subject to a minimal or low amount of
credit risk.	YES	NO X

2.d.) Security Type:	Eligible Foreign Offering:  The
securities are offered publicly under the laws of a
country other than the United States, that meets the
following conditions: (i) The offering is subject to
regulation by a foreign financial regulatory authority,
as defined in section 2(a)(50) of the 1940 Act, in the
country in which the public offering occurs; (ii) the
securities are offered at a fixed price to all
purchasers in the offering (except for any rights to
purchase securities that are required by law to be
granted to existing security holders of the issuer);
(iii) financial statements, prepared and audited in
accordance with standards required or permitted by the
appropriate foreign financial regulatory authority in
the country in which the public offering occurs, for
the two years prior to the offering, are made available
to the public and prospective purchasers in connection
with the offering; and (iv) If the issuer is a Domestic
Issuer, it meets the following conditions: (a) It has a
class of securities registered pursuant to section
12(b) or 12(g) of the 1934 Act or is required to file
reports pursuant to section15(d) of the 1934 Act; and
(b) it has filed all the material required to be filed
pursuant to section 13(a) or 15(d) of the 1934 Act for
a period of at least twelve months immediately
preceding the sale of securities (or for such shorter
period that the issuer was required to file such
material).	YES	NO X

2.e.) Security Type:	Eligible Rule 144A Offering: The
securities are being offered in a transaction that
meets the following conditions: (i) the securities are
offered or sold in transactions exempt from
registration under section 4(2) of the 1933 Act, rule
144A thereunder, or rules 501-508 thereunder; (ii) the
securities are sold to persons that the seller and any
person acting on behalf of the seller reasonably
believe to include qualified institutional buyers, as
defined in Rule 144A(a)(1); and (iii) the seller and
any person acting on behalf of the seller reasonably
believe that the securities are eligible for resale to
other qualified institutional buyers	YES	NO X

3) Continuous Operation: If the securities to be
purchased are part of an issue registered under the
1933 Act that is being offered to the public, are
government securities, or are purchased pursuant to an
Eligible Foreign Offering or an Eligible Rule 144A
Offering, the issuer of the securities must have been
in continuous operation for not less than three years,
including the operations of any predecessors.	YES X	NO

4) Firm Commitment Underwriting: The securities are
offered pursuant to an underwriting or similar
agreement under which the underwriters are committed to
purchase all of the securities being offered, except
those purchased by others pursuant to a rights
offering, if the underwriters purchase any of the
securities.	YES X	NO

5) Reasonable Commission: The commission, spread or
profit received or to be received by the principal
underwriters is reasonable and fair compared to the
commission, spread or profit received by other such
persons in connection with the underwriting of similar
securities being sold during a comparable period of
time.	YES X	NO

6) Percentage Limit: The amount of such securities of
any class of such issue purchased by all of the
Portfolios and investment companies advised by the
Adviser did not exceed 25% of the principal amount of
the offering, if purchased in an offering other than a
Rule 144A Offering.  If purchased in a Rule 144A
Offering, 25% of the total of the principal amount of
the offering of such class sold by underwriters or
members of a selling syndicate to qualified
institutional buyers as defined in Rule 144(a)(1) plus
the principal amount of the offering of such class in
any concurrent public offering.  	YES X	NO

7) Prohibition of Certain Affiliate Transactions: The
securities being offered were not purchased directly or
indirectly from an affiliate.  If the purchase was made
from an unaffiliated syndicate manager, the affiliated
underwriter did not benefit directly or indirectly form
the transaction, or in the case of a purchase of
eligible municipal securities, the purchase was not
designated as a group sale or otherwise allocated to
the account of the affiliate.	YES X	NO




Signature of Compliance Manager

Gwen Fleming, Vice President - Portfolio Compliance

Name of Compliance Manager

7/18/2017
Date